Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports Fourth Quarter and Full Year 2015 Results

ELMIRA, N.Y., February 11, 2016 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its fourth quarter and year ended December 31, 2015.

Net sales (“sales”) for 2015 increased 1% to $315.2 million, compared with $311.6 million in 2014. Adjusting for $11.4 million of unfavorable foreign currency translation, 2015 sales increased 5% over the prior year. Fourth quarter sales of $87.0 million decreased $6.0 million, or 7%, from the prior-year period. Adjusting for unfavorable foreign currency translation of $2.6 million, fourth quarter sales were down 4%.

Non-GAAP(1) adjusted net income for 2015 more than doubled to $6.9 million, or $0.54 per diluted share, compared with adjusted net income of $2.8 million, or $0.22 per diluted share, in 2014. Net income in 2015 of $2.6 million, or $0.20 per diluted share, improved $4.7 million over the prior year net loss of $2.1 million, or $0.17 loss per diluted share. Fourth quarter non-GAAP adjusted net income increased 26%, or $1.2 million, to $5.9 million, or $0.45 per diluted share, over adjusted net income of $4.7 million, or $0.36 per diluted share, in the prior year’s fourth quarter. Net income for the quarter was $2.8 million, or $0.21 per diluted share, compared with $4.5 million, or $0.35 per diluted share, in the prior-year period.

Richard L. Simons, President and Chief Executive Officer, commented, "Our results for 2015 demonstrate Hardinge’s ability to generate cash and deliver growth in a globally challenged economy through continuous product innovation grounded in a deep understanding of what our customers value. These efforts more than offset the impact on sales of the strengthened U.S. dollar and the general weakness in North America. Importantly, we finished the year by delivering impressive fourth quarter gross profit margin in the low thirties, validating that our business can produce this level of margin, given our focus on cost controls and initiatives to drive a more favorable product mix.”

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(1)Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See pages 9 and 10 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

He also noted that “As we look into 2016, our visibility is masked by the uncertainty in both the North American and Asian machine tool markets given weak industrial economies. We are, however, energized by the quote activity in Europe as that market recovers from its recession. While the lack of visibility makes it difficult to forecast 2016 sales at this point, we remain focused on continuing to build a more profitable company as we complete our current restructuring initiatives.”

2015-2016 Hardinge Restructuring Program (pre-tax, in millions)

Estimated Total Restructuring Charges	Charges To-date	Estimated Annualized Savings	Q4 and YTD 2015 Savings
$4.5	$3.6	$4.5	$0.3

Mr. Simons added, "We have made solid progress with our restructuring program and began to see early benefits of these efforts in the fourth quarter." The previously announced restructuring program, which was initiated in the second half of 2015, is progressing according to plan and expected to be completed by the end of the second quarter of 2016.

Fourth Quarter Review

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	December 31, 2015		December 31, 2014		September 30, 2015
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	28,431	33%	28,636	(1)%	24,661	15%
Europe	30,716	35%	31,102	(1)%	21,569	42%
Asia	27,813	32%	33,270	(16)%	30,575	(9)%
Total	86,960		93,008	(7)%	76,805	13%
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Note: Fluctuations in Hardinge’s consolidated sales and orders among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Fourth quarter sales to the North America market declined modestly from the prior-year period as new product introductions in North America compensated for the impact of a weakened industrial economy. Higher sales volume to Europe helped to offset unfavorable foreign exchange translation of $1.6 million resulting in a moderate $0.4 million decline in sales from the prior-year period. After adjusting for foreign currency impacts, fourth quarter sales to Europe increased 4%. Fourth quarter sales to Asia were impacted by timing of shipments to the region and the decline in China’s economy, as well as $1.0 million in unfavorable foreign currency translation.

Gross profit of $26.9 million in the fourth quarter was unchanged from the prior-year period, on lower sales. Gross margin as a percentage of sales increased 1.9 points to 31.0%, compared with 29.1% in the fourth quarter of 2014. The measurable expansion in gross margin was the result of a higher volume of grinding machines, a richer configuration mix of grinding products and the 0.3 point benefit from the early effects of restructuring activities.

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

Selling, general and administrative (“SG&A”) expense was down by $1.0 million from the prior-year period, to $20.7 million. The quarter included $0.4 million of professional fees associated with the Company's previously announced strategic review process while foreign currency translation resulted in a favorable $1.1 million impact in the quarter. SG&A as a percentage of sales was 23.8% compared with 23.3% in the prior-year period.

Non-GAAP adjusted operating income in the fourth quarter increased 21% to $6.3 million, or 7.2% of sales, from $5.2 million, or 5.6% of sales, in the prior-year period. Product mix, increased production efficiencies and cost control were the primary drivers of increased adjusted operating income despite lower sales. Operating income was $3.2 million, or 3.7% of sales, compared with $5.1 million, or 5.5% of sales, in the prior-year period.

Full Year 2015 Review

Sales by Region ($ in thousands)
	Twelve months ended
	December 31, 2015		December 31, 2014
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	108,470	34%	100,894	8%
Europe	97,269	31%	103,063	(6)%
Asia	109,510	35%	107,676	2%
Total	315,249		311,633	1%

Sales of $315.2 million in 2015 were up 1% from 2014 sales of $311.6 million. Sales increased 4.8% excluding $11.4 million for unfavorable foreign currency translation. Sales to the North America market increased over the prior-year period as a result of new product launches and improved demand for grinding machines. Increased sales to Asia were driven by ongoing demand for Hardinge’s high precision machines, partially offset by the $2.1 million impact of unfavorable foreign currency translation. Sales to Europe were down $5.8 million due to $9.3 million unfavorable foreign exchange translation. Excluding the currency impact, sales to Europe increased $3.5 million, or 3% primarily driven by higher demand for grinding machines.

Gross profit of $90.4 million in 2015 increased $3.5 million compared with gross profit of $86.9 million in 2014. Gross profit was favorably impacted by higher volumes of machine production, particularly at the Company’s Swiss grinding facilities, as well as improved product mix. This was partially offset by $0.8 million for the integration of the Voumard product line, which was acquired in September 2014, and a first quarter inventory valuation adjustment of approximately $0.7 million. Gross margin as a percent of sales improved 0.8 points to 28.7% when compared with gross margin of 27.9% in 2014.

SG&A expense increased $0.2 million to $81.3 million compared with the prior year. The increase included $0.8 million for investments to grow the Voumard product line and $0.4 million for the expansion of the Company’s Forkardt businesses in China and India, as well as $0.8 million of professional fees associated with the Company's previously announced strategic review process. These increases were offset by $3.8 million of favorable foreign currency translation when compared with the prior-year period.

Non-GAAP adjusted operating income for 2015, which excludes restructuring charges of $3.6 million and $0.8 million of professional fees, was $9.3 million, an 83% increase from $5.1 million in the prior year. Included in 2015 adjusted operating income were $1.5 million of expenses for investments in the Voumard product line. As a percent of sales, adjusted operating income margin was 2.9%, a 1.2 point improvement year-over-year. Operating income was $4.9 million, or 1.6% of sales, compared with an operating loss of $0.4 million, in the prior-year period.

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

Strong Cash Generation

Cash generated by operating activities in the fourth quarter of 2015 improved measurably to $17.7 million from $4.0 million in the prior-year period. For the full year, cash from operations increased to $26.7 million in 2015 from $3.2 million in 2014. Cash and cash equivalents at December 31, 2015 more than doubled over the prior year to $32.8 million. Total debt was $11.8 million, at the end of the year and had been reduced by $4.5 million from December 31, 2014 and $1.4 million from September 30, 2015.

Orders by Region ($ in thousands)
	Quarter Ended
	December 31, 2015		December 31, 2014		September 30, 2015
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	24,305	33%	31,467	(23)%	20,105	21%
Europe	20,610	28%	31,302	(34)%	23,234	(11)%
Asia	29,133	39%	31,582	(8)%	28,612	2%
Total	74,048		94,351	(22)%	71,951	3%

	Twelve months ended
	December 31, 2015		December 31, 2014
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	98,809	31%	105,152	(6)%
Europe	97,223	31%	109,122	(11)%
Asia	120,045	38%	116,416	3%
Total	316,077		330,690	(4)%

Fourth quarter orders of $74.0 million declined from the prior-year period. The prior-year period had unusually high order levels across all regions, particularly North America. Additionally, fourth quarter orders were impacted by $2.6 million of unfavorable foreign exchange translation.

Orders for 2015 of $316.1 million were down 4% when compared with 2014. Excluding $11.9 million for unfavorable foreign currency translation, 2015 orders decreased 1% over the prior year. The Company’s order backlog at December 31, 2015 was $101.8 million compared with $105.3 million at the end of 2014.
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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at ir.hardinge.com/events.cfm.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at ir.hardinge.com/events.cfm.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, February 18, 2016. To listen to the archived call, dial (404) 537-3406 and enter conference ID #27663940. Alternatively, the archive can be heard on the Company’s website at ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)

Sales	$86,960	$93,008	$315,249	$311,633
Cost of sales	60,033	65,988	224,851	224,755
Gross profit	26,927	27,020	90,398	86,878
Gross profit margin	31.0%	29.1%	28.7%	27.9%

Selling, general and administrative expenses	20,675	21,669	81,271	81,045
Restructuring charges	2,681	—	3,558	—
Impairment charges	—	—	—	5,766
Other expense, net	356	265	632	514
Income (loss) from operations	3,215	5,086	4,937	(447)
Operating margin	3.7%	5.5%	1.6%	(0.1)%

Interest expense	183	168	655	737
Interest income	(76)	(12)	(156)	(59)
Income (loss) from continuing operations before income taxes	3,108	4,930	4,438	(1,125)
Income taxes	349	388	1,828	1,233
Net income (loss) from continuing operations	2,759	4,542	2,610	(2,358)

Gain from disposal of discontinued operation, net of tax	—	—	—	218

Net income (loss)	$2,759	$4,542	$2,610	$(2,140)

Per share data:
Basic earnings (loss) per share:
Continuing operations	$0.22	$0.36	$0.20	$(0.19)
Disposal of discontinued operation	—	—	—	0.02
Basic earnings (loss) per share	$0.22	$0.36	$0.20	$(0.17)

Diluted earnings (loss) per share:
Continuing operations	$0.21	$0.35	$0.20	$(0.19)
Disposal of discontinued operation	—	—	—	0.02
Diluted earnings (loss) per share	$0.21	$0.35	$0.20	$(0.17)

Cash dividends declared per share:	$0.02	$0.02	$0.08	$0.08

Weighted avg. shares outstanding: Basic	12,793	12,716	12,776	12,661
Weighted avg. shares outstanding: Diluted	12,886	12,832	12,872	12,661

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014

Assets
Cash and cash equivalents	$32,774	$16,293
Restricted cash	2,192	3,151
Accounts receivable, net	56,945	62,877
Inventories, net	110,232	111,821
Other current assets	9,385	10,545
Total current assets	211,528	204,687

Property, plant and equipment, net	62,025	65,874
Goodwill	6,620	6,698
Other intangible assets, net	28,018	30,217
Other non-current assets	3,109	3,844
Total non-current assets	99,772	106,633
Total assets	$311,300	$311,320

Liabilities and shareholders’ equity
Accounts payable	$24,696	$25,592
Accrued expenses	27,964	25,071
Customer deposits	19,845	12,736
Accrued income taxes	1,919	646
Deferred income taxes	2,164	2,332
Current portion of long-term debt	5,692	3,972
Total current liabilities	82,280	70,349

Long-term debt	6,079	12,253
Pension and postretirement liabilities	57,322	53,119
Deferred income taxes	1,121	2,516
Other liabilities	3,393	3,487
Total non-current liabilities	67,915	71,375
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,856,716 issued and 12,838,227 outstanding as of December 31, 2015, and 12,825,468 issued and 12,821,768 outstanding as of December 31, 2014)	128	128
Additional paid-in capital	120,524	120,538
Retained earnings	89,368	87,777
Treasury shares (at cost, 18,489 as of December 31, 2015, and 3,700 as of December 31, 2014)	(202)	(46)
Accumulated other comprehensive loss	(48,713)	(38,801)
Total shareholders’ equity	161,105	169,596
Total liabilities and shareholders’ equity	$311,300	$311,320

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31, 2015	December 31, 2014
Operating activities
Net income (loss)	$2,610	$(2,140)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment charge	—	5,766
Depreciation and amortization	8,509	9,847
Debt issuance costs amortization	38	42
Deferred income taxes	(768)	446
Gain on sale of assets	(26)	(82)
Gain on sale of business	—	(218)
Gain on purchase of business	—	(462)
Unrealized foreign currency transaction loss	404	350
Changes in operating assets and liabilities, net of businesses acquired:
Accounts receivable	3,942	(7,860)
Restricted cash	827	973
Inventories	(1,442)	(1,303)
Other assets	1,245	682
Accounts payable	450	2,211
Customer deposits	7,762	(1,783)
Accrued expenses	3,250	(3,281)
Accrued pension and postretirement liabilities	(74)	(9)
Net cash provided by operating activities	26,727	3,179

Investing activities
Acquisition of businesses, net of cash acquired	—	(5,683)
Capital expenditures	(4,210)	(3,186)
Proceeds from disposal of business	—	218
Proceeds from sales of assets	69	151
Net cash used in investing activities	(4,141)	(8,500)

Financing activities
Payment of contingent consideration	—	(7,500)
Proceeds from short-term notes payable to bank	32,502	21,143
Repayments of short-term notes payable to bank	(32,502)	(21,143)
Repayments of long-term debt	(4,464)	(9,296)
Dividends paid	(1,037)	(1,012)
Purchases of treasury stock	(201)	—
Net proceeds from sales of common stock	—	5,678
Net cash used in financing activities	(5,702)	(12,130)

Effect of exchange rate changes on cash	(403)	(978)
Net increase (decrease) in cash	16,481	(18,429)

Cash and cash equivalents at beginning of period	16,293	34,722

Cash and cash equivalents at end of period	$32,774	$16,293

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

Hardinge believes that providing non-GAAP financial measures such as adjusted operating income, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(in thousands)

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	Amount	% of Sales	Amount	% of Sales

Operating income as reported	$3,215	3.7%	$5,086	5.5%
Adjustments to reported operating income:
Acquisition-related expenses	—	—	121	0.1
Restructuring charges	2,681	3.1	—	—
Professional fees for strategic review process	414	0.4	—	—
Non-GAAP operating income as adjusted	$6,310	7.2%	$5,207	5.6%

	Year Ended December 31, 2015		Year Ended December 31, 2014
	Amount	% of Sales	Amount	% of Sales
Operating income (loss) as reported	$4,937	1.6%	$(447)	(0.1)%
Adjustments to reported operating income (loss):
Impairment charge	—	—	5,766	1.9
Gain on purchase of business	—	—	(462)	(0.1)
Acquisition-related inventory step-up charge	—	—	86	—
Acquisition-related expenses	—	—	121	—
Restructuring charges	3,558	1.1	—	—
Professional fees for strategic review process	756	0.2	—	—
Non-GAAP operating income as adjusted	$9,251	2.9%	$5,064	1.7%

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Hardinge Reports Fourth Quarter 2015 Results
February 11, 2016

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net (Loss) Income to Non-GAAP Net Income
(in thousands, except per share data)

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
	Amount	EPS	Amount	EPS

Net income as reported	$2,759	$0.21	$4,542	$0.35
Adjustments to reported net loss, net of taxes:
Acquisition-related expenses	—	—	121	0.01
Restructuring charges	2,681	0.21	—	—
Professional fees for strategic review process	414	0.03	—	—
Non-GAAP net income as adjusted	$5,854	$0.45	$4,663	$0.36

	Year Ended December 31, 2015		Year Ended December 31, 2014
	Amount	EPS	Amount	EPS

Net income (loss) as reported	$2,610	$0.20	$(2,140)	$(0.17)
Adjustments to reported net income (loss), net of taxes:
Impairment charge	—	—	5,437	0.43
Gain on purchase of business	—	—	(462)	(0.04)
Gain from disposal of discontinued operation, net of tax	—	—	(218)	(0.02)
Acquisition-related inventory step-up charge	—	—	86	0.01
Acquisition-related expenses	—	—	121	0.01
Restructuring charges	3,558	0.28	—	—
Professional fees for strategic review process	756	0.06	—	—
Non-GAAP net income as adjusted	$6,924	$0.54	$2,824	$0.22

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